Exhibit 8.1

Big Tree Cloud Holding Limited

Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation

Big Tree Cloud International Group Limited	Cayman Islands

BRIGHT CONNECTED LIMITED	British Virgin Islands

HONGKONG PLOUTOS INTERNATIONAL HOLDINGS LIMITED	Hong Kong

Guangdong Dashuyun Investment Holding Group Co., Ltd.	The People’s Republic of China

Shenzhen Surprise Cloud Trading Co., Ltd.	The People’s Republic of China

Shenzhen Dashuyun Import and Export Trading Co., Ltd.	The People’s Republic of China

Guangdong Yunjia Innovative Materials Co., Ltd.	The People’s Republic of China